Exhibit 99.1

Aeries Technology, Inc. Announces $5 Million PIPE

NEW YORK, April 12, 2024 (GLOBE NEWSWIRE) – Aeries Technology, Inc. (“Aeries” or “the Company”) (Nasdaq: AERT), a global professional services and consulting partner, today announced that it has entered into a Subscription Agreement totaling $5 million at a purchase price of $2.21 per share in a private placement.

Sudhir Panikassery, Aeries CEO, said: “This $5 million investment in Aeries is in important step for our growth strategy. We are grateful for the commitment and support we have received from our new PIPE investor. We look forward to welcoming this investor and working with this investor on the exciting next phase of Aeries’ growth story.”

Norton Rose Fulbright represented Aeries Technology in this transaction.

About Aeries Technology

Aeries Technology (Nasdaq: AERT) is a global professional services and consulting partner for businesses in transformation mode and their stakeholders, including private equity sponsors and their portfolio companies, with customized engagement models that are designed to provide the right mix of deep vertical specialty, functional expertise, and digital systems and solutions to scale, optimize and transform a client’s business operations. Founded in 2012, Aeries Technology now has over 1,600 professionals specializing in Technology Services and Solutions, Business Process Management, and Digital Transformation initiatives, geared towards providing tailored solutions to drive business success. Aeries Technology’s approach to staffing and developing its workforce has earned it the Great Place to Work Certification.

Contacts

Ryan Gardella

AeriesIR@icrinc.com